ADMINISTRATIVE SERVICES AGREEMENT


          THIS AGREEMENT made this 1st day of September, 1992, by and between GINTEL FUND (the "Trust"), a Massachusetts business trust and GINTEL & CO. LIMITED PARTNERSHIP (the "Administrator").

                            W I T N E S S E T H :
                            - - - - - - - - - -

                  In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     First: The Trust on behalf of its series  and any new  series  subsequently created hereby authorizes the Administrator to provide administrative services to the Trust in accordance with the terms and conditions of this Agreement. The Administrator's services shall be subject to the direction and control of the Board of Trustees of the Trust and shall be performed under the direction of the appropriate Trust officers. The Administrator's functions shall be entirely ministerial in nature, and it shall not have any responsibility or authority for the investment management of the Trust, the determination of its investment policies, or for any matter pertaining to the distribution of securities issued by the Trust.

     Second: The Administrator shall provide certain administration services including but not limited to:


     (A) paying all expenses of the Trust, except as set forth herein under Paragraph THIRD, including, without limitations: the charges and expenses of any registrar, custodian, sub-custodian or depository appointed by the Trust for the safe keeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Trust; all fees payable by the Trust to federal, state or other governmental agencies; the costs and expenses of engraving or printing stock certificates, if any, representing shares of the Trust; all costs and expenses in connection with the registration and maintenance of registration of the Trust and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing and legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting and distributing prospectuses and statements of additional information of the Trust and supplements thereto to the Trust's shareholders and to potential shareholders of the Trust; all expenses of shareholders' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Trust's shares; routine fees and expenses of legal counsel and of independent accountants, in connection with any matter relating to the Trust; postage; insurance premiums on property or personnel (including officers and trustees) of the Trust which inure to its benefit; and all other charges and costs of the Trust's operations unless otherwise explicitly assumed by the Trust.

     (B) maintaining the Trust's books and records except for: accounting books and records, sales literature and other documents relating to the sale of securities issued by the Trust (other than copies of such documents preserved as a record of presentations to the Board of Trustees or Trust officers), and records pertaining to the ownership of securities issued by the Trust;

     (C) preparing applications for insurance for the Trust and claims under any insurance policy;

     (D) preparing for the signature of the appropriate Trust officer (or assist counsel and auditors in the preparation of) all required Trust tax returns, proxy statements, semiannual reports to the Trust's shareholders, semiannual reports to be filed with the Securities and Exchange Commission, and updates to the Trust's Registration Statement under the 1940 Act;

     (E) arranging for the printing and mailing of proxy statements and other reports or other materials provided to the Trust's shareholders;

     (F) preparing applications and reports which may be necessary to maintain on behalf of the Trust any registration of the Trust and/or the shares of any series of the Trust under the securities or "blue sky" laws of any state, province, or foreign country;

     (G) preparing agendas and supporting documentation for, and minutes of, Trustee and shareholder meetings;

     (H) arranging for the computation of performance data including net asset value and yield;

     (I)  arranging  for  the  publication  of  current  price   information  in
          newspapers and publications;

     (J) responding to all inquiries or other communications from shareholders of the Trust and other parties or, if the inquiry is more properly responded to by the Trust's transfer agent or distributor, referring, the individual making the inquiry to the appropriate person;

     (K) providing a substantial amount of the brokerage services related to portfolio securities purchase and/or sale transactions for the Trust which are executed on the New York or American Stock Exchanges, Foreign or Regional Exchanges, where relevant, or traded in the over-the-counter market and which the Trust's investment advisor instructs the Administrator to effect, except when, in the officers' of the Trust or the investment advisor's opinion, such brokerage should be effected by unaffiliated brokers who also provide research or statistical materials, or other services to the Trust or to the investment advisor for the Trust's use. Brokerage commissions paid on trades executed through such unaffiliated brokers will be paid by the Trust and credited against the fees payable to the Administrator and Paragraph SEVENTH, hereof. In connection with such portfolio brokerage services, the Administrator or its clearing broker will furnish the Trust and its investment advisor with confirmations of transactions executed by the Administrator under monthly statements concerning all securities transactions executed by the Administrator; and

     (L) coordinating all relationships between the Trust and its contractors, including coordinating the negotiation of agreements, the review of performance of agreements, and the exchange of information, provided that coordination with the Trust's Distributor shall be limited to the exchange of information necessary for the administration of the Trust and the reporting of that information to the Board of Trustees and Trust officers.

     Third: The Trust is responsible  for the payment of the following  expenses not  borne  by  the  Administrator  under  Paragraph  SECOND  of  this agreement: (i) the investment advisory fees paid to the investment advisor pursuant to the terms of its Agreement with the Trust; (ii) the fees of the trustees who are not "interested persons" of the Trust, as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), and travel and related expenses of trustees for attendance at meetings; (iii) applicable transaction costs incurred as a result of the purchase and sale of securities, such as regulatory agency fees and certain sales and transfer taxes on portfolio securities transactions for the Trust; (iv) taxes; (v) interest and
          (vi) extraordinary expenses, if any, including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto.

     Fourth: Any activities  performed by the Administrator under this Agreement shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) any other applicable provision of law; (3) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of the Trust, as reflected in the then current Registration Statement of the Trust. As used in this Agreement, the term "Registration Statement" shall mean the
          Registration Statement most recently filed by the Trust with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended, as such Registration Statement is amended at such time, and the term "Prospectus" and "Statement of Additional Information" shall mean for the purposes of this Agreement the form of the then current prospectus and statement of additional information for each series of the Trust.

     Fifth: Nothing in this  Agreement  shall prevent the  Administrator  or any officer thereof from acting as administrator for any other person, firm or corporation and shall not in any way limit or restrict the Administrator or any of its directors, officers, employees or affiliates from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

     Sixth: The Administrator shall, at its own expense, provide office space and facilities, equipment and personnel for the performance of its functions hereunder.

     Seventh: The Trust shall pay the Administrator, as full compensation for all services rendered hereunder, an annual fee payable quarterly in advance and computed on the net asset value of the Trust at the end of each business day of the previous quarter at the annual rate of 1.25% of the first $50 million of average daily net assets, plus 1.125% of the next $50 million of average daily net assets, plus 1.0% of the average daily net assets in excess of $100 million. The Administrator in its sole discretion, may use a portion of its fees (not to exceed 0.25% of the average daily net assets of the Fund) to compensate itself as well as other registered broker-dealers or financial institutions for the shareholder servicing activities described in Paragraph SECOND, above.

     Eighth: In the event the  operating  expenses of the Trust,  including  the investment advisory and administration fees, but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, for any fiscal year ending on a date on which this Agreement is in effect exceed the most restrictive expense limitation applicable to the Trust imposed by the securities laws or regulations thereunder of any state in which the shares of the Trust are qualified for sale, as such limitations may be raised or lowered from time to time, the Administrator shall reduce its administration fee to the extent of its share of such excess expenses but not in excess of the amount of its annual fee. The amount of any such reduction to be borne by the Administrator shall be deducted from the quarterly administration fee otherwise payable to the Administrator during such fiscal year; and if such amounts should exceed the quarterly fee, the Administrator shall pay to the Trust its share of such excess expenses no later than the last day of the first month o the next succeeding fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

     Ninth:

     (A) This Agreement shall go into effect at the close of business on the date hereof, and, unless terminated as hereinafter provided, shall continue in effect for two years thereafter and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the Trust and by such vote of the Trustees.

     (B) This Agreement may be terminated by the Administrator at any time without penalty upon giving the Board of Trustees of the Trust sixty
          (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Board of Trustees of the Trust at any time without penalty upon giving the Administrator sixty (60) days' written notice (which notice may be waived by the Administrator), provided that such termination by the Board of Trustees of the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust, or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Act.

     Tenth: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any of its officers, directors or employees, the Trust shall indemnify the Administrator against any and all claims, demands and liabilities and expenses (including reasonable attorney's fees) which the Administrator may incur based on any omission in the course of, or connected with, rendering services hereunder.

     Eleventh: A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust. Twelfth: Any notice under this Agreement shall be in writing, addressed and delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Trust and the Administrator shall be 6 Greenwich Office Park, Greenwich, Connecticut 06831.

     IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed by their duly authorized officers as of the day and year first above written. and expenses.


                                     GINTEL FUND

                                     By: /s/ Steven G. Stavrides

ATTEST:

/s/ Donna K. Grippe

                                     GINTEL & CO. LIMITED
                                     PARTNERSHIP

                                     By: /s/ Steven G. Stavrides

ATTEST:

/s/ Donna K. Grippe